Exhibit 99.1

INNOSPEC REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

All businesses contributing to sales growth of 36 percent and operating income growth of 60 percent

Dividend for full year increased by 10 percent; $2.3 million of share repurchases in the quarter

$39.8 million cash generated from operations; Net cash position improves to $100.5 million

GAAP EPS of $1.55 and adjusted non-GAAP EPS of $1.74

Englewood, CO – November 8, 2022 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2022. At the same time, the Company announced that it has declared a semi-annual dividend of 65 cents per common share for the second half of 2022 which will be paid on November 28, 2022 to shareholders of record as of November 21, 2022. This brings the annual dividend to $1.28 per share, a 10 percent increase over 2021.

Total revenues for the third quarter were $513.0 million, an increase of 36 percent from $376.1 million in the corresponding period last year. Net income for the quarter was $38.7 million or $1.55 per diluted share compared to $23.4 million or 94 cents per diluted share recorded last year. EBITDA for the quarter was $59.2 million compared to $41.4 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the third quarter was $1.74 per diluted share, compared to $1.15 per diluted share a year ago.

Innospec generated cash from operating activities of $39.8 million before capital expenditures of $9.7 million in the quarter. We closed the quarter with net cash of $100.5 million. In the third quarter, the Company repurchased 25,000 of its common shares at a cost of $2.3 million as part of the board-authorized share repurchase program.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2022			Quarter ended September 30, 2021
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$48.9	$38.7	$1.55	$30.8	$23.4	$0.94

Amortization of acquired intangible assets	3.2	2.5	0.10	3.7	3.0	0.12
Foreign currency exchange losses	2.1	1.7	0.07	1.6	1.2	0.05
Legacy costs of closed operations	0.7	0.6	0.02	1.1	0.9	0.04

	6.0	4.8	0.19	6.4	5.1	0.21

Adjusted non-GAAP amounts	$54.9	$43.5	$1.74	$37.2	$28.5	$1.15

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was an outstanding quarter for Innospec. Our balanced portfolio delivered strong sales growth, improved gross margin and a 60 percent increase in operating income. In the third quarter over 80 percent of our gross profit came from business outside of Europe, where recessionary pressures are greatest, and we believe we are well positioned from both an end-market and geographic perspective to navigate market uncertainty.

In Performance Chemicals, operating income increased by over 40 percent as continued double-digit volume growth in our industry-leading personal care technologies offset the impact of volume declines in our European homecare and industrial businesses. Our customers remain focused on transitioning their product offerings to cleaner, higher performance formulations over the medium to long-term. In support of this secular trend and additional contracted demand scheduled for 2023, the completion of our $70 million Performance Chemicals capital expansion program remains a priority.

In Fuel Specialties, price/mix drove the 14 percent increase in sales versus the prior year. Gross margins remained at the lower end of our expected range. In the short-term, inflationary pressures are expected to persist with elevated energy costs in Europe. However, we believe we will continue to see potential for gross margin improvement over the medium-term as inflation normalizes and demand for our higher margin jet fuel additives recovers.

In Oilfield Services, operating income was significantly up compared to the prior year driven by stronger than expected orders in production chemicals and further sequential improvements in our other oilfield segments. While we anticipate that a portion of the above-average production sales will likely recur, we expect reduced activity versus this extremely strong third quarter as we move forward. In general, we continue to expect the business to approach 2019 full-year operating income levels within the next two years.”

In Performance Chemicals, revenues of $159.7 million were up 20 percent from $132.8 million in the third quarter last year. Volume growth of 4 percent and a positive price/mix of 26 percent were partially offset by an adverse currency impact of 10 percent. Gross margins of 24.5 percent were unchanged versus last year. Operating income for the quarter of $25.4 million was up 43 percent on the prior year.

Revenues in Fuel Specialties were $178.7 million for the quarter, a 14 percent increase from $156.4 million a year ago. A favorable price/mix of 30 percent offset a reduction in volumes of 6 percent and a negative currency impact of 10 percent. Gross margins of 29.9 percent were 1.5 percentage points below last year. Operating income for the quarter of $27.9 million was up 5 percent on last year.

Revenues in Oilfield Services of $174.6 million for the quarter were approximately double the $86.9 million in the third quarter last year. Gross margins improved by 0.5 percentage points from a year ago to 36.4 percent. Operating income of $14.2 million was up $11.5 million from $2.7 million last year.

Corporate costs for the quarter were $17.4 million, compared with $15.7 million a year ago, up due mainly to higher performance related remuneration accruals.

The effective tax rate for the quarter was 20.9 percent compared to 24.0 percent last year as a consequence of the geographical location of taxable profits.

Net cash from operating activities after capital expenditures was $30.1 million for the quarter driven by a strong trading performance. In addition, the Company repurchased 25,000 of its common shares at a cost of $2.3 million. As of September 30, 2022, Innospec had $100.5 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“Our businesses again achieved double-digit sales and operating income growth this quarter. We are mindful that recessionary pressures and European energy risks are expected to increase through the coming quarters; however, we believe that we are well positioned from an end-market and geographic perspective to continue to deliver strong relative performance. Across our businesses, our focus remains on providing reliable supply and innovation to all our customers.

Disciplined working capital management and strong trading performance drove excellent cash generation of almost $30 million in the quarter, and our net cash position returned to over $100 million. We expect cash generation to continue in the fourth quarter. Against a backdrop of increasing near-term global economic risk, our debt-free balance sheet gives us the flexibility to complete our $70 million organic expansion program, pursue complementary M&A and continue dividend growth and share repurchases. In line with this, I am pleased to announce that the Board has elected to increase our semi-annual dividend to 65 cents bringing our dividend to $1.28 for the full year, an annual increase of 10 percent.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses and legacy costs of closed operations. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1,900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it, the rise of variants, the effectiveness, acceptance and distributions of COVID-19 vaccines and the effects of any sanctions, export restrictions, inflation, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine and the manner in which the pandemic and/or such conflict may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2021, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Net sales	$513.0	$376.1	$1,453.0	$1,070.2
Cost of goods sold	(357.0)	(263.2)	(1,017.9)	(748.2)

Gross profit	156.0	112.9	435.1	322.0
Operating expenses:
Selling, general and administrative	(95.8)	(71.2)	(264.1)	(197.5)
Research and development	(10.1)	(10.3)	(30.3)	(27.9)

Total operating expenses	(105.9)	(81.5)	(294.4)	(225.4)

Operating income	50.1	31.4	140.7	96.6
Other (expense)/income, net	(0.9)	(0.2)	(0.2)	6.2
Interest expense, net	(0.3)	(0.4)	(1.1)	(1.1)

Income before income taxes	48.9	30.8	139.4	101.7
Income taxes	(10.2)	(7.4)	(31.9)	(32.5)

Net income	$38.7	$23.4	$107.5	$69.2

Earnings per share:
Basic	$1.56	$0.95	$4.34	$2.81
Diluted	$1.55	$0.94	$4.30	$2.78
Weighted average shares outstanding (in thousands):
Basic	24,786	24,643	24,794	24,624
Diluted	24,965	24,864	24,976	24,872

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2022	2021	2022	2021
Net sales:
Performance Chemicals	$159.7	$132.8	$495.8	$386.9
Fuel Specialties	178.7	156.4	546.9	438.8
Oilfield Services	174.6	86.9	410.3	244.5

	513.0	376.1	1,453.0	1,070.2

Gross profit:
Performance Chemicals	39.1	32.6	123.5	95.6
Fuel Specialties	53.4	49.1	171.0	144.1
Oilfield Services	63.5	31.2	140.6	82.3

	156.0	112.9	435.1	322.0

Operating income:
Performance Chemicals	25.4	17.8	79.5	54.0
Fuel Specialties	27.9	26.6	94.9	78.9
Oilfield Services	14.2	2.7	21.2	6.1
Corporate costs	(17.4)	(15.7)	(54.9)	(42.4)

Total operating income	$50.1	$31.4	$140.7	$96.6

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2022	2021	2022	2021
Net income	$38.7	$23.4	$107.5	$69.2
Interest expense, net	0.3	0.4	1.1	1.1
Income taxes	10.2	7.4	31.9	32.5
Depreciation and amortization:
Performance Chemicals	4.9	5.2	15.6	15.9
Fuel Specialties	1.5	1.5	4.6	4.1
Oilfield Services	3.0	3.1	8.9	9.3
Corporate costs	0.6	0.4	1.5	1.3

EBITDA	59.2	41.4	171.1	133.4

EBITDA:
Performance Chemicals	30.3	23.0	95.1	69.9
Fuel Specialties	29.4	28.1	99.5	83.0
Oilfield Services	17.2	5.8	30.1	15.4
Corporate costs	(16.8)	(15.3)	(53.4)	(41.1)

	60.1	41.6	171.3	127.2
Other (expense)/income, net	(0.9)	(0.2)	(0.2)	6.2

EBITDA	$59.2	$41.4	$171.1	$133.4

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$100.5	$141.8
Trade and other accounts receivable	342.5	284.5
Inventories	381.8	277.6
Prepaid expenses	7.4	18.0
Prepaid income taxes	13.8	5.8
Other current assets	0.4	0.4

Total current assets	846.4	728.1
Net property, plant and equipment	206.6	214.4
Operating lease right-of-use assets	45.9	35.4
Goodwill	351.7	364.3
Other intangible assets	43.6	57.5
Deferred tax assets	5.7	6.4
Pension asset	162.7	159.8
Other non-current assets	6.6	5.0

Total assets	$1,669.2	$1,570.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$173.6	$148.7
Accrued liabilities	173.9	166.5
Finance leases	—	0.1
Current portion of operating lease liabilities	13.6	12.4
Current portion of plant closure provisions	5.6	5.2
Current portion of accrued income taxes	14.7	3.7

Total current liabilities	381.4	336.6
Operating lease liabilities, net of current portion	32.1	23.1
Plant closure provisions, net of current portion	50.0	51.3
Accrued income taxes, net of current portion	20.8	30.6
Unrecognized tax benefits	16.3	16.3
Deferred tax liabilities	59.7	60.8
Pension liabilities and post-employment benefits	15.6	17.8
Other non-current liabilities	1.4	1.4
Equity	1,091.9	1,033.0

Total liabilities and equity	$1,669.2	$1,570.9

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2022	2021
Cash Flows from Operating Activities
Net income	$107.5	$69.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30.9	30.9
Deferred taxes	0.6	8.0
Non-cash movements on defined benefit pension plans	(1.9)	(2.4)
Stock option compensation	4.7	4.6
Changes in working capital	(132.6)	(82.6)
Movements in accrued income taxes	(4.0)	(3.8)
Movements in plant closure provisions	0.3	(1.5)
Movements in unrecognized tax benefits	—	0.4
Movements in other assets and liabilities	(2.2)	1.6

Net cash provided by operating activities	3.3	24.4
Cash Flows from Investing Activities
Capital expenditures	(27.1)	(27.4)
Proceeds on disposal of property, plant and equipment	0.1	0.4

Net cash used in investing activities	(27.0)	(27.0)
Cash Flows from Financing Activities
Non-controlling interest	1.9	0.1
Repayment of finance leases	(0.1)	(0.5)
Dividend paid	(15.6)	(14.0)
Issue of treasury stock	2.1	2.0
Repurchase of common stock	(5.0)	(0.8)

Net cash used in financing activities	(16.7)	(13.2)
Effect of foreign currency exchange rate changes on cash	(0.9)	(0.3)

Net change in cash and cash equivalents	(41.3)	(16.1)
Cash and cash equivalents at beginning of period	141.8	105.3

Cash and cash equivalents at end of period	$100.5	$89.2

Amortization of deferred finance costs of $0.3 million (2021 - $0.3 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.